Exhibit 99.1

Digital Turbine Reports Fourth Quarter and Fiscal Full Year 2017 Results

Total Revenue of $22.4 Million in the Fiscal Fourth Quarter – Margin Expansion and
Expense Management Led to Significant Improvement Toward Profitability

Full Fiscal Year Revenue of $91.6 Million Highlighted by O&O Revenue Growth of 81%

Austin, TX – June 14, 2017 – Digital Turbine, Inc. (Nasdaq: APPS), the Company empowering operators and Original Equipment Manufacturers (“OEMs”) around the globe with end-to-end mobile solutions, announced financial results for the fiscal full year and quarter ended March 31, 2017.

Recent Highlights:

•	Fiscal fourth quarter revenue totaled $22.4 million, slightly higher than the total revenue reported for the seasonally strong fiscal third quarter. Operators & OEMs (“O&O”) revenue of $11.6 million in the fiscal fourth quarter was down 1% sequentially and up 46% versus the prior year period. Year-over-year growth was driven by more meaningful contributions from new international carrier and OEM partners added during fiscal 2017.

•	GAAP net loss for fiscal fourth quarter was $6.9 million, or ($0.10) per share. Non-GAAP Adjusted EBITDA[1] during the fiscal fourth quarter was a loss of $0.7 million, as compared to a loss of $2.1 million in the preceding quarter, with improvement driven primarily by the combination of higher margins in the O&O business and a reduction in cash operating expenses during the quarter, as persistent efforts to more efficiently re-align resources and extract operational cost savings yielded lower cash operating expenses for a second consecutive quarter.

•	GAAP gross margin increased to 17% during the fiscal fourth quarter of 2017, as compared to 15% in the fiscal third quarter; Non-GAAP adjusted gross margin[2] increased to 28% in the fiscal fourth quarter of 2017, up from the 24% reported in the fiscal third quarter of 2017. Gross margin expansion is being driven by the evolving mix shift toward higher margin O&O business.

•	Full fiscal year 2017 revenue totaled $91.6 million. O&O revenue of $40.2 million increased 81% year-over-year and represented 44% of total fiscal year 2017 revenue.

•	Content revenue rebounded to $7.2 million in the fiscal fourth quarter, representing sequential growth of 18%, as DT Pay experienced a resumption of sequential growth across its Australian carrier partners.

•	The Company successfully deployed Ignite on the Samsung Galaxy S8 and S8+ in April 2017 with its key carrier partners amid robust advertiser demand for the homescreens of these new devices. As part of this launch, AT&T became the first partner to utilize a “Blended Flow” version of Ignite that enables a two-pronged approach whereby silently installed app preloads supplement a start-up app recommendation wizard.

Digital Turbine Reports Fourth Quarter and Fiscal 2017 Results

June 14, 2017

•	The Company recently announced an agreement with Lenovo, a top-ten global smartphone manufacturer, to utilize the Ignite 3.0 platform across its leading brands, including Motorola, Lenovo and Medion smartphones. Ignite is now live and generating revenue on Moto E and E+ devices globally, with additional devices scheduled going forward.

•	The Company recently entered into a partnership with Indus OS, the second-most popular smartphone OS in India, which is the world’s fastest-growing smartphone market. Indus is currently available on eight million smartphones across 80 different smartphone models, and aims to add 100 million users by 2020. As part of a multiyear agreement, the Ignite Platform will provide and manage apps for Indus OS.

•	The Company had $6.1 million in cash & cash equivalents as of March 31, 2017. On May 23, 2017, the Company entered into a credit agreement with Western Alliance Bank for a $5 million secured credit facility to further bolster its balance sheet and provide additional means with which to support working capital and fund growth initiatives going forward.

“Fiscal 2017 ended on a positive note for Digital Turbine, and fiscal 2018 is off to a promising start,” said Bill Stone, CEO. “The March quarter was perhaps most noteworthy for the meaningful improvement in gross margin and Adjusted EBITDA realized in the quarter. On the top-line, we managed modest sequential growth versus the seasonally strong December quarter, largely driven by a significant rebound in our DT Pay business, which more than offset a decline in our legacy A&P revenue. Total revenue within our O&O business was essentially flat quarter-over-quarter; however, an evolving mix shift toward higher-margin partners on the platform and new Ignite-related initiatives led to significantly improved gross margins in the quarter. The gross margin expansion, along with diligent expense management, yielded a significant improvement in Adjusted EBITDA during the quarter and moved the Company closer toward realizing its stated profitability objectives. In late April, we successfully deployed Ignite on the widely-heralded Samsung Galaxy S8 and S8+ with our key partners, including Verizon, AT&T/Cricket, America Movil and U.S. Cellular. Improved launch execution internally and strong advertiser demand for these new phones positions us well for the current quarter and beyond.”

“On the business development front, the past few months have been highlighted by the signing of Lenovo, our largest OEM partner to date, and the recent announcement of our partnership with Indus OS, which marks our initial such partnership with an operating system and adds to our rapidly-developing strategic footprint within the world’s fastest-growing smartphone market. In terms of product development, we continue to make meaningful progress leveraging our Ignite 3.0 platform and its expanded array of services to benefit our partners as well as their end users. Specifically, we recently began to trial “Ignite Delivers,” which we believe offers significant promise as a secure path toward improved click-to-install rates for publishers and advertisers alike, along with the appeal of lesser app install friction for end users. We will continue to provide updates with respect to the ongoing development and go-to-market strategies of our Ignite 3.0 initiatives in coming months and quarters.”

Digital Turbine Reports Fourth Quarter and Fiscal 2017 Results

June 14, 2017

Mr. Stone concluded, “As we begin fiscal 2018, I am extremely encouraged by our improved top-line and bottom-line execution. Prolific business development and highly-focused product development efforts, along with disciplined expense controls, have begun to yield significantly improved operating results. We have made real progress to be sure, but there is still so much yet to accomplish at Digital Turbine. I remain convinced that our Ignite platform is ideally positioned in the ever-evolving mobile applications marketplace. We remain committed to leveraging this platform’s unique and diverse set of capabilities in order to more fully capitalize on the enormous opportunity in front of us, and in doing so, generate meaningful shareholder returns in the quarters and years ahead.”

Fourth Quarter Fiscal 2017 Financial Results

Total revenue for the fiscal fourth quarter of 2017 was $22.4 million, representing an increase of less than 1% sequentially and a decline of 3% year-over-year. Advertising segment revenue of $15.2 million declined 6% sequentially and increased 1% year-over-year. The Company further divides its Advertising segment revenues into two components – Operators & OEMs (“O&O”) and Advertisers & Publishers (“A&P”) – in order to better reflect the entities with whom it partners. O&O revenue of $11.6 million during the fiscal fourth quarter was down 1% sequentially when compared to the seasonally strong fiscal third quarter, but grew 46% year-over-year. Year-over-year growth in the O&O business was primarily attributable to incremental contributions from new carrier and OEM partners added to the Ignite platform since the beginning of fiscal 2017.

A&P revenue of $3.6 million declined 19% sequentially and 49% year-over-year stemming from the continuing shift in advertiser budget allocation toward programmatic and RTB systems away from legacy business development deals. As a reminder, in late 2016/early 2017, the Company enacted a plan to more efficiently re-align resources and right-size the A&P business to achieve profitability at a lower revenue level going forward.

Content revenue of $7.2 million increased 18% sequentially and declined 10% year-over-year. The sequential rebound in Content revenues was largely reflective of a resumption of revenue growth for DT Pay with Australian carrier partners during the quarter. Additionally, new DT Pay implementations in India, Singapore, Pakistan and the Philippines are continuing to progress through initial ramp phases.

GAAP gross margin was 17% for the fiscal fourth quarter of fiscal 2017, as compared to the 15% GAAP gross margin for the fiscal third quarter of 2017. Non-GAAP adjusted gross margin2 increased to 28% for the fiscal fourth quarter of 2017, as compared to 24% for the fiscal third quarter of 2017. The increase in GAAP and non-GAAP gross margin, despite approximately flat total revenue, was driven by a richer business mix within our higher-margin O&O business, as new partners have boarded the Ignite platform at higher contribution margins. The reconciliation between GAAP and non-GAAP financial results for all referenced periods is provided in a table immediately following the Unaudited Consolidated Statements of Operations and Comprehensive Loss below.

Digital Turbine Reports Fourth Quarter and Fiscal 2017 Results

June 14, 2017

Net loss for the fourth quarter of fiscal 2017 was $6.9 million, or ($0.10) per share, as compared to the net loss for the fiscal third quarter of 2017 of $2.6 million, or ($0.04) per share.

Non-GAAP adjusted EBITDA1 loss for the fourth quarter of fiscal 2017 was $0.7 million, as compared to a Non-GAAP adjusted EBITDA loss of $2.1 million for the fiscal third quarter. Please see ‘Use of Non-GAAP Measures’ at the end of this press release for the definition of adjusted EBITDA and a reconciliation to GAAP net loss.

Full Year Fiscal 2017 Financial Results

Total revenue for fiscal 2017 was $91.6 million, representing annual growth of 6% when compared to fiscal 2016 total revenue. Advertising segment revenue of $59.4 million increased 3% year-over-year. Within Advertising, O&O revenue of $40.2 million grew 81% and comprised 68% of Advertising segment revenue in fiscal 2017, up from 38% in fiscal 2016. Growth in O&O revenue during fiscal 2017 was attributable to increased revenue with preexisting carrier partners as well as revenue derived from new carrier and OEM partners added to the Ignite platform over the course of the fiscal year.

A&P revenue of $19.2 million declined 46% year-over-year, as a pronounced shift in advertiser budget allocation toward programmatic and RTB systems away from legacy business development deals had a material impact on A&P revenue during fiscal 2017.

Content revenue of $32.1 million increased 12% year-over-year. Growth in the Content business was spurred by higher DT Pay revenues with its Australian carrier partners, as well as incremental contributions from new DT Pay implementations in other regions such as India, Singapore, Pakistan and the Philippines. DT Pay revenues comprised more than 95% of total Content revenue during fiscal 2017.

GAAP gross margin was 15% for fiscal 2017, as compared to an 11% GAAP gross margin for fiscal 2016. Non-GAAP adjusted gross margin2 was 23% for fiscal 2017, as compared to 24% for fiscal 2016. The reconciliation between GAAP and non-GAAP financial results for all referenced periods is provided in a table immediately following the Unaudited Consolidated Statements of Operations and Comprehensive Loss below.

Net loss for fiscal 2017 was $24.3 million, or ($0.36) per share, as compared to the net loss for fiscal 2016 of $28.2 million, or ($0.46) per share.

Non-GAAP adjusted EBITDA1 loss for fiscal 2017 was $8.9 million, as compared to a Non-GAAP adjusted EBITDA loss of $9.1 million for fiscal 2016. Please see ‘Use of Non-GAAP Measures’ at the end of this press release for the definition of adjusted EBITDA and a reconciliation to GAAP net loss.

Digital Turbine Reports Fourth Quarter and Fiscal 2017 Results

June 14, 2017

Business Outlook

Based on information available as of June 14, 2017, the Company expects fiscal first quarter 2018 revenue of approximately $25 million, along with further sequential improvement in non-GAAP adjusted EBITDA1. The Company expects to generate positive non-GAAP adjusted EBITDA1 for the full year fiscal 2018.

About Digital Turbine, Inc.

Digital Turbine works at the convergence of media and mobile communications, delivering end-to-end products and solutions for mobile operators, device OEMs, app advertisers and publishers, that enable efficient user acquisition, app management and monetization opportunities. The company's products include Ignite™, a mobile device management solution with targeted app distribution capabilities, Discover™, a customized user experience and app discovery tool, Marketplace™, an application and content store, and Pay™, a content management and mobile payment solution. Digital Turbine Media encompasses a leading independent user acquisition network as well as an advertiser solution for unique and exclusive carrier inventory. Digital Turbine has delivered more than 150 million app installs for hundreds of advertisers. In addition, more than 31 million customers use Digital Turbine's solutions each month across more than 20 global operators. The company is headquartered in Austin, Texas, with global offices in Durham, San Francisco, Singapore, Sydney and Tel Aviv. For additional information visit www.digitalturbine.com or connect with Digital Turbine on Twitter at @DigitalTurbine.

www.digitalturbine.com

Conference Call

Management will host a conference call today at 4:30 p.m. ET to discuss its fourth quarter financial results and provide operational updates on existing business. To participate, interested parties should dial 855-238-2713 in the United States or 412-542-4111 from international locations. A webcast of the conference call will be available at ir.digitalturbine.com/events.

For those who are not able to join the live call, a playback will be available through June 21, 2017. The replay can be accessed by dialing 877-344-7529 in the United States or 412-317-0088 from international locations, passcode 10108501.

The conference call will discuss guidance and other material information.

Use of Non-GAAP Financial Measures

To supplement the Company’s condensed financial statements presented in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), Digital Turbine uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP adjusted gross profit, non-GAAP gross margin and non-GAAP adjusted EBITDA. Reconciliations to the nearest GAAP measures of all non-GAAP measures included in this press release can be found in the tables below.

Digital Turbine Reports Fourth Quarter and Fiscal 2017 Results

June 14, 2017

Non-GAAP measures are provided to enhance investors’ overall understanding of the Company's current financial performance, prospects for the future and as a means to evaluate period-to-period comparisons. The Company believes that these Non-GAAP measures provide meaningful supplemental information regarding financial performance by excluding certain expenses and benefits that may not be indicative of recurring core business operating results. The Company believes the non-GAAP measures that exclude such items when viewed in conjunction with GAAP results and the accompanying reconciliations enhance the comparability of results against prior periods and allow for greater transparency of financial results. The Company believes Non-GAAP measures facilitate management's internal comparison of its financial performance to that of prior periods as well as trend analysis for budgeting and planning purposes. The presentation of Non-GAAP measures is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

1Non-GAAP adjusted EBITDA is calculated as GAAP net loss excluding the following cash and non-cash expenses: interest expense, foreign transaction gains (losses), income taxes, depreciation and amortization, stock-based compensation expense, the change in fair value of derivatives and warrants that are recorded related to the September 2016 convertible notes offering, other income / (expense), impairment of intangible assets, loss on disposal of fixed assets, and loss on extinguishment of debt. Readers are cautioned that Non-GAAP adjusted EBITDA should not be construed as an alternative to net income (loss) determined in accordance with U.S. GAAP as an indicator of performance, which is the most comparable measure under GAAP.

2Non-GAAP adjusted gross profit and gross margin are defined as GAAP gross profit and gross margin adjusted to exclude the effect of intangible amortization expense, impairment of intangible assets, and depreciation of software. Readers are cautioned that Non-GAAP adjusted gross profit and gross margin should not be construed as an alternative to gross margin determined in accordance with U.S. GAAP as an indicator of profitability or performance, which is the most comparable measure under GAAP.

Non-GAAP adjusted gross profit and gross margin and adjusted EBITDA are used by management as internal measures of profitability and performance. They have been included because the Company believes that the measures are used by certain investors to assess the Company’s financial performance before non-cash charges and certain costs that the Company does not believe are reflective of its underlying business.

Forward-Looking Statements

This news release includes "forward-looking statements" within the meaning of the U.S. federal securities laws. Statements in this news release that are not statements of historical fact and that concern future results from operations, financial position, economic conditions, product releases and any other statement that may be construed as a prediction of future performance or events, including financial projections and growth in various products are forward-looking statements that speak only as of the date made and which involve known and unknown risks, uncertainties and other factors which may, should one or more of these risks uncertainties or other factors materialize, cause actual results to differ materially from those expressed or implied by such statements.

Digital Turbine Reports Fourth Quarter and Fiscal 2017 Results

June 14, 2017

These factors and risks include:

•	risks associated with Ignite adoption among existing customers (including the impact of possible delays with major carrier and OEM partners in the roll out for mobile phones deploying Ignite)
•	actual mobile device sales and sell-through where Ignite is deployed is out of our control
•	risks associated with the timing of Ignite software pushes to the embedded bases of carrier and OEM partners
•	risks associated with end user take rates of carrier and OEM software pushes which include Ignite
•	new customer adoption and time to revenue with new carrier and OEM partners is subject to delays and factors out of our control
•	risks associated with fluctuations in the number of Ignite slots across US carrier partners
•	required customization and technical integration which may slow down time to revenue notwithstanding the existence of a distribution agreement
•	risk that strong Apple iPhone sales could result in a disproportionately low amount of Android sales
•	risks associated with delays in major mobile phone launches, or the failure of such launches to achieve the scale
•	customer adoption that either we or the market may expect
•	risks associated with the level of our secured and unsecured indebtedness
•	ability to comply with financial covenants in outstanding indebtedness
•	the difficulty of extrapolating monthly demand to quarterly demand
•	the challenges, given the Company’s comparatively small size, to expand the combined Company's global reach, accelerate growth and create a scalable, low-capex business model that drives EBITDA (as well as Adjusted EBITDA)
•	challenges to realize anticipated operational efficiencies, revenue (including projected revenue) and cost synergies and resulting revenue growth, EBITDA (and Adjusted EBITDA) and free cash flow conversion from the Appia merger
•	the impact of currency exchange rate fluctuations on our reported GAAP financial statements, particularly in regard to the Australian dollar
•	ability as a smaller Company to manage international operations
•	varying and often unpredictable levels of orders; the challenges inherent in technology development necessary to maintain the Company's competitive advantage such as adherence to release schedules and the costs and time required for finalization and gaining market acceptance of new products
•	changes in economic conditions and market demand
•	rapid and complex changes occurring in the mobile marketplace
•	pricing and other activities by competitors

Digital Turbine Reports Fourth Quarter and Fiscal 2017 Results

June 14, 2017

•	pricing risks associated with potential commoditization of the A&P business as competition increases and new technologies, in particular Real Time Bidding, add pricing pressure
•	developing RTB for A&P to the level required to compete in the increasingly important programmatic bidding area will require additional investment that, given the Company’s limited resources, may not be available in the time or on the terms necessary
•	derivative and warrant liabilities on our balance sheet will fluctuate as our stock price moves and will also produce changes in our income statement; these fluctuations and changes might materially impact our reported GAAP financials in an adverse manner, particularly if our stock price were to rise
•	technology management risk as the Company needs to adapt to complex specifications of different carriers and the management of a complex technology platform given the Company's relatively limited resources, and
•	other risks including those described from time to time in Digital Turbine's filings on Forms 10-K and 10-Q with the Securities and Exchange Commission (SEC), press releases and other communications. You should not place undue reliance on these forward-looking statements. The Company does not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Investor Relations Contacts:

Brian Bartholomew

Digital Turbine

brian.bartholomew@digitalturbine.com

SOURCE Digital Turbine, Inc.

Digital Turbine Reports Fourth Quarter and Fiscal 2017 Results

June 14, 2017

Digital Turbine, Inc. and Subsidiaries

Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except per share amounts)

	3 Months Ended	3 Months Ended	Year Ended	Year Ended
	March 31, 2017	March 31, 2016	March 31, 2017	March 31, 2016
	(Unaudited)	(Unaudited)	(Unaudited)
Net revenues	$22,397	$23,032	$91,553	$86,541
Cost of revenues
License fees and revenue share	16,192	17,296	70,252	66,185
Other direct cost of revenues	2,298	2,084	7,938	10,537
Total cost of revenues	18,490	19,380	78,190	76,722
Gross profit	3,907	3,652	13,363	9,819
Operating expenses
Product development	2,970	3,085	12,035	10,983
Sales and marketing	1,882	1,641	6,537	6,067
General and administrative	2,909	4,302	16,811	18,705
Total operating expenses	7,761	9,028	35,383	35,755
Loss from operations	(3,854)	(5,376)	(22,020)	(25,936)
Interest and other income / (expense), net
Interest expense, net	(599)	(449)	(2,628)	(1,816)
Foreign exchange transaction loss	(75)	(9)	(88)	(29)
Change in fair value of convertible note embedded derivative liability	(1,948)	-	475	-
Change in fair value of warrant liability	(650)	-	147	-
Loss on extinguishment of debt	-	-	(293)	-
Loss on disposal of fixed assets	-	(6)	-	(37)
Other income / (expense)	(102)	(20)	(1)	-
Total interest and other income / (expense), net	(3,374)	(484)	(2,388)	(1,882)
Loss from operations before income taxes	(7,228)	(5,860)	(24,408)	(27,818)
Income tax provision / (benefit)	(303)	(32)	(144)	214
Net loss	$(6,925)	$(5,828)	$(24,264)	$(28,032)

Other comprehensive income / (loss):
Foreign currency translation adjustment	(71)	(147)	(119)	(150)
Comprehensive loss:	$(6,996)	$(5,975)	$(24,383)	$(28,182)

Basic and diluted net loss per common share	$(0.10)	$(0.09)	$(0.36)	$(0.46)
Weighted average common shares outstanding, basic and diluted	66,595	66,278	66,511	61,763

Digital Turbine Reports Fourth Quarter and Fiscal 2017 Results

June 14, 2017

Digital Turbine, Inc. and Subsidiaries

Consolidated Balance Sheets

(in thousands, except par value and share amounts)

	March 31, 2017	March 31, 2016
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$6,149	$11,231
Restricted cash	331	-
Accounts receivable, net of allowances of $597 and $464, respectively	16,554	17,519
Deposits	121	213
Prepaid expenses and other current assets	510	583
Total current assets	23,665	29,546
Property and equipment, net	2,377	1,784
Cost method investment	-	999
Deferred tax assets	352	500
Intangible assets, net	4,565	12,490
Goodwill	76,621	76,621
TOTAL ASSETS	$107,580	$121,940
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$19,868	$15,300
Accrued license fees and revenue share	8,529	9,622
Accrued compensation	1,073	1,353
Short-term debt, net of debt issuance costs and discounts of $0 and $568, respectively	-	10,432
Other current liabilities	1,304	2,147
Total current liabilities	30,774	38,854
Convertible notes, net of debt issuance costs and discounts of $6,315 and $0, respectively	9,685	-
Convertible note embedded derivative liability	3,218	-
Warrant liability	1,076	-
Other non-current liabilities	782	815
Total liabilities	45,535	39,669
Stockholders' equity
Preferred stock
Series A convertible preferred stock at $0.0001 par value; 2,000,000 shares authorized, 100,000 issued and outstanding (liquidation preference of $1,000)	100	100
Common stock
$0.0001 par value: 200,000,000 shares authorized; 67,368,462 issued and 66,634,006 outstanding at March 31, 2017; 67,019,703 issued and 66,284,606 outstanding at March 31, 2016	8	8
Additional paid-in capital	299,580	295,423
Treasury stock (754,599 shares at March 31, 2017 and March 31, 2016)	(71)	(71)
Accumulated other comprehensive loss	(321)	(202)
Accumulated deficit	(237,251)	(212,987)
Total stockholders' equity	62,045	82,271
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$107,580	$121,940

Digital Turbine Reports Fourth Quarter and Fiscal 2017 Results

June 14, 2017

Digital Turbine, Inc. and Subsidiaries

Consolidated Statement of Cash Flows

(in thousands)

	Year Ended	Year Ended
	March 31, 2017	March 31, 2016
	(Unaudited)
Cash flows from operating activities
Net loss	$(24,264)	$(28,032)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	8,170	10,974
Change in allowance for doubtful accounts	133	(234)
Amortization of debt discount and debt issuance costs	1,256	470
Accrued interest	36	12
Stock-based compensation	3,748	5,095
Stock-based compensation for services rendered	398	867
Change in fair value of convertible note embedded derivative liability	(475)	-
Change in fair value of warrant liability	(147)	-
Loss on extinguishment of debt	293	-
Impairment of intangible assets	757	-
Stock issued for settlement of liability	-	283
(Increase)/decrease in assets:
Restricted cash transferred to / (from) operating cash	(331)	200
Accounts receivable	833	(5,111)
Deposits	92	(104)
Deferred tax assets	148	(418)
Prepaid expenses and other current assets	73	57
Increase/(decrease) in liabilities:
Accounts payable	4,568	7,308
Accrued license fees and revenue share	(1,093)	2,789
Accrued compensation	(280)	(831)
Other current liabilities	(879)	(394)
Other non-current liabilities	(31)	-
Net cash used in operating activities	(6,995)	(7,069)

Cash flows from investing activities
Capital expenditures	(1,595)	(1,549)
Proceeds from sale of cost method investment in Sift	999	-
Net cash proceeds from cost method investment in Sift	-	875
Net cash used in investing activities	(596)	(674)

Digital Turbine Reports Fourth Quarter and Fiscal 2017 Results

June 14, 2017

Digital Turbine, Inc. and Subsidiaries

Consolidated Statement of Cash Flows

(in thousands)

	Year Ended	Year Ended
	March 31, 2017	March 31, 2016
	(Unaudited)
Cash flows from financing activities
Cash received in convertible notes issuance	16,000	-
Repayment of debt obligations	(11,000)	(600)
Payment of debt issuance costs	(2,383)	-
Options exercised	11	51
Stock issued for cash in stock offering, net	-	12,627
Net cash provided in financing activities	2,628	12,078

Effect of exchange rate changes on cash and cash equivalents	(119)	(173)

Net change in cash and cash equivalents	(5,082)	4,162

Cash and cash equivalents, beginning of period	11,231	7,069

Cash and cash equivalents, end of period	$6,149	$11,231

Digital Turbine Reports Fourth Quarter and Fiscal 2017 Results

June 14, 2017

GAAP GROSS MARGIN TO NON-GAAP GROSS MARGIN

(in thousands)

	3 Months Ended	3 Months Ended	Year Ended	Year Ended
	March 31, 2017	December 31, 2016	March 31, 2017	March 31, 2016
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue	$22,397	$22,285	$91,553	$86,541
Gross profit	$3,907	$3,368	$13,363	$9,819
Gross margin percentage	17%	15%	15%	11%
Add back items:
Amortization of intangibles	$1,528	$1,878	$7,168	$10,537
Impairment of intangible assets	757	-	757	-
Depreciation of software	13	-	13	-
Non-GAAP gross profit	$6,205	$5,246	$21,301	$20,356
Non-GAAP gross margin percentage	28%	24%	23%	24%

GAAP NET LOSS TO NON-GAAP ADJUSTED EBITDA

(in thousands)

	3 Months Ended	3 Months Ended	Year Ended	Year Ended
	March 31, 2017	December 31, 2016	March 31, 2017	March 31, 2016
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net Loss	$(6,925)	$(2,586)	$(24,264)	$(28,032)
Add back items:
Stock and stock option compensation	535	1,135	4,146	5,962
Stock issued for settlement of liability, net of $381 accrual reversal	-	-	-	(98)
Amortization of intangibles	1,528	1,878	7,168	10,537
Impairment of intangible assets	757	-	757	-
Depreciation expense	317	248	1,002	437
Interest expense, net	599	725	2,628	1,816
Other expense / (income)	102	(68)	1	-
Change in fair value of convertible note embedded derivative liability	1,948	(2,853)	(475)	-
Change in fair value of warrant liability	650	(937)	(147)	-
Loss on extinguishment of debt	-	-	293	-
Loss on disposal of fixed assets	-	-	-	37
Foreign exchange transaction loss	75	9	88	29
Income tax provision / (benefit)	(303)	300	(144)	214
Non-GAAP Adjusted EBITDA	$(717)	$(2,149)	$(8,947)	$(9,098)